CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" and to the use of our report dated December 15, 2004, with respect to AllianceBernstein Institutional Funds, Inc. (comprising, respectively, AllianceBernstein Premier Growth Institutional Fund, AllianceBernstein Small Cap Growth Institutional Fund and AllianceBernstein Real Estate Investment Institutional Fund) which is incorporated by reference in this Registration Statement (Form N-1A Nos. 333-37177 and 811-08403) of AllianceBernstein Institutional Funds, Inc.



                                                            ERNST & YOUNG LLP


New York, New York
February 24, 2005